Exhibit 10.7

RIGHT OF FIRST NEGOTIATION AGREEMENT

This Right of First Negotiation Agreement (this “Agreement”), dated June 28, 2013, is made by and among Tengion, Inc., a Delaware corporation, with a principal address at 3929 Westpoint Boulevard, Suite G, Winston-Salem, NC 27103 (“Tengion”) and Celgene Corporation, a Delaware corporation with a principal address at 86 Morris Avenue, Summit, New Jersey 07901 (“Celgene” and, together with Tengion, the “Parties”).

WHEREAS, on even date herewith, Tengion and entities affiliated with Celgene have entered into that Collaboration and Option Agreement dated the date hereof (the “Collaboration Agreement” and together with this Agreement, the “Celgene Strategic Transaction Documents”).

WHEREAS, pursuant to the terms of the Celgene Strategic Transaction Documents, Celgene and its affiliate have agreed to pay $15 million to the Company for a right of first negotiation with respect to Tengion’s Neo-Kidney Augment Program, an option to purchase Tengion’s esophagus program and certain warrants to purchase  22,277,228 shares of common stock of Tengion (the “Warrants”).

WHEREAS, the transactions contemplated by the Celgene Strategic Transaction Documents are expected to close on or about June 28, 2013 (the actual date of such closing hereinafter referred to as the “Effective Date”).

WHEREAS, in consideration of Celgene’s investment Tengion is willing to grant Celgene certain rights with respect to its Neo-Kidney Augment Program.

NOW, THEREFORE, intending to be legally bound hereby, the Parties hereby agree as follows:

1. Right of First Negotiation.  At any time beginning on the Effective Date until the termination of the ROFN in accordance with Section 2 hereof, Celgene will have the right of first negotiation (“ROFN”) with respect to any license, sale, assignment, transfer or other disposition (“Transfer”) by Tengion of any material portion of intellectual property (including patents, know-how, trade secrets, trademarks, service marks, and any data in any format) (“IP”) or other assets related to Tengion's Neo-Kidney Augment Program (an “NKA Transaction”), provided, however, that an NKA Transaction shall not include: (i) the Transfer of (a) IP exclusively related to Tengion development programs other than the Neo-Kidney Augment Program and (b) any IP, which may be broadly applicable or useful to multiple product candidates or fields of use (inclusive of Neo-Kidney Augment), provided, that (A) the transferee party to such Transfer would not compete as a result of such Transfer with  the Neo-Kidney Augment, and such Transfer would not otherwise materially diminish the value of the Neo-Kidney Augment, and (B) Celgene receives a worldwide, fully paid-up, royalty-free, sublicensable, exclusive  license (as to the Neo-Kidney Augment "field of use") to such IP to the extent that such IP relates to Neo-Kidney Augment; or (ii) a Change in Control Transaction.  Accordingly, before entering into an NKA Transaction with any third party, Tengion shall notify Celgene in writing that it may pursue such a potential NKA Transaction and Celgene shall have fifteen (15) days from the receipt of such notice (“Notice of Interest Period”) to provide Tengion written notice (“Notice of Interest”) that it desires to enter into good faith negotiations with Tengion regarding an NKA Transaction. If Celgene gives a timely Notice of Interest, then the Parties shall negotiate exclusively, reasonably and in good faith concerning the terms of an NKA Transaction for a period of sixty (60) days (“Negotiation Period”).  If Celgene (a) gives notice that it does not wish to pursue an NKA Transaction, (b) fails to give a timely Notice of Interest, or (c) gives a timely Notice of Interest but the Parties fail to reach agreement on the terms of an NKA Transaction or to execute a definitive agreement with respect to an NKA Transaction prior to the expiration of the Negotiation Period, then the ROFN shall expire (the “ROFN Expiration”) and Tengion shall be free, without any further obligation to Celgene under this Agreement with respect thereto, to enter into an NKA Transaction with any third party; provided, that,  if (A) such third party transaction is, when taken as a whole, materially less favorable to Tengion and its stockholders than the terms last offered to Tengion by Celgene, or (B) the amount of the upfront cash payment provided for in such third party transaction is less than or equal to the amount of the upfront cash payment last offered by Celgene, then Tengion will provide written notice describing and offering Celgene such NKA Transaction for a period of fifteen (15) days (after Celgene’s receipt of such notice) before entering such NKA Transaction with a third party.  If Celgene elects to pursue such NKA Transaction, it shall deliver written notice to Tengion within such fifteen (15) day period, and the Parties will proceed to negotiate and finalize definitive agreements.  For avoidance of doubt, (a) the rights and obligations described in this Section 1 shall apply to any notice of Tengion’s intent to pursue an NKA Transaction delivered on and after the Effective Date, notwithstanding the fact that the fifteen (15) day and sixty (60) day periods described herein may exceed the same, and (b) preliminary discussions that precede a formal offer or term sheet shall not be restricted by this Section 1.  Notwithstanding anything to the contrary, the Parties agree that the ROFN shall automatically be reinstated if Tengion does not enter into a definitive agreement for an NKA Transaction with a third party within six (6) months after the then most-recent ROFN Expiration.

For purposes of this Agreement, a Change in Control Transaction shall mean: (1) the sale of all or substantially all of the assets of Tengion to an unrelated person or entity, (2) a merger, reorganization, consolidation or similar transaction pursuant to which the holders of Tengion’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (3) the sale of all of the stock of Tengion to an unrelated person or entity.

2. Termination of ROFN.  Upon the earlier of (i) the consummation of a Change in Control Transaction or (ii) expiration of the Term, this Agreement and the ROFN contained herein shall terminate in all respects and be of no further force and effect.  As used herein, the “Term” shall be the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date; provided that the Term may be extended for two additional years by Celgene in its discretion by so notifying Tengion of Celgene’s desire to extend the Term prior to such fourth anniversary, which notice shall be accompanied by a payment to Tengion of $7.5 million.

3. Representations and Warranties.  The representations and warranties of Tengion and Celgene set forth in Section 10.1 of the Collaboration Agreement are incorporated herein by reference.

4. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business bay following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Tengion, Inc.
3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
Attention:  President and Chief Executive Officer
Facsimile:  (336) 722-2436

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600

Attention:  Marc A. Rubenstein, Esq.
E-mail:  marc.rubenstein@ropesgray.com

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07091
Attention: Head of Research
Facsimile: (908) 673-2769

with a copy (which shall not constitute notice) to:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07091
Attention: Chief Counsel
Facsimile: (908) 673-2771

5. Entire Agreement.  The Celgene Strategic Transaction Documents and the Warrants constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

6. Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (“New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Celgene Strategic Transaction Documents or the Warrants), and hereby irrevocably waives, and agrees not to assert in any legal proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such legal proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such legal proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

8. Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENGION, INC.

By:           /s/ A. Brian Davis
Name:      A. Brian Davis
Title:        Chief Financial Officer and Vice President, Finance

[Right of First Negotiation Agreement Signature Page]

CELGENE CORPORATION
By:	/s/ Perry Karsen
Name:	Perry Karsen
Title:	EVP, Chief Operations Officer

[Right of First Negotiation Agreement Signature Page]